UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	March 18, 2010

Aetna Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	1-16095	23-2229683
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

151 Farmington Avenue, Hartford, CT	06156
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(860) 273-0123

(Former name or former address, if changed since last report.):	Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 7 – Regulation FD

Item 7.01   Regulation FD Disclosure.

On March 18, 2010, Aetna Inc. (“Aetna”) issued a press release announcing that it will hold a conference call with investors on Friday March 19, 2010, at 8:30 a.m. Eastern Time rather than conduct an in-person meeting in New York City as originally planned, due to the current political environment.  Aetna also announced that during that call it will provide guidance on certain first quarter 2010 metrics and reaffirm its previously disclosed full year 2010 operating earnings per-share guidance of $2.55 to $2.65.(1)  A copy of that press release is furnished herewith as Exhibit 99.1 and hereby incorporated in this Item 7.01 by reference.

(1)
Projected operating earnings per share exclude any impact of health care reform, which Aetna is not able to project.  Projected operating earnings per share also exclude any future net realized capital gains or losses and other items, if any, from net income.  Aetna is not able to project the amount of future net realized capital gains or losses and therefore cannot reconcile projected operating earnings to projected net income or to a projected change in net income in any period.  Although the excluded items may recur, management believes that operating earnings and operating earnings per share provide a more useful comparison of Aetna’s underlying business performance from period to period.  Net realized capital gains and losses arise from various types of transactions, primarily in the course of managing a portfolio of assets that support the payment of liabilities.  However, these transactions do not directly relate to the underwriting or servicing of products for customers and are not directly related to the core performance of Aetna’s business operations. In addition, management uses operating earnings to assess business performance and to make decisions regarding Aetna’s operations and allocation of resources among Aetna’s businesses.  Operating earnings is also the measure reported to the Chief Executive Officer for these purposes.  Projected operating earnings per share for the full year 2010 assume approximately 430 million weighted average diluted shares.

CAUTIONARY STATEMENT; ADDITIONAL INFORMATION -- -- The projections contained in this report, including Aetna’s full year 2010 operating earning per-share and weighted average diluted shares guidance, are forward-looking. Forward-looking information is based on management's estimates, assumptions and projections, and is subject to significant uncertainties and other factors, many of which are beyond Aetna's control.  Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management, including the outcome of the health care reform debate; adverse and less predictable economic conditions in the U.S. and abroad (including unanticipated levels of or rate of increase in the unemployment rate); adverse changes in federal or state government policies or regulations as a result of health care reform or otherwise (including legislative proposals that would affect our business model and/or limit our ability to price for the risk we assume and/or reflect reasonable costs or profits in our pricing and other proposals, such as initiatives to mandate minimum medical benefit ratios or eliminate or reduce ERISA pre-emption of state laws, that would increase potential litigation exposure or mandate coverage of certain health benefits); our ability to differentiate our products and solutions from those offered by our competitors, and demonstrate that our products lead to access to better quality of care by our members; unanticipated increases in medical costs (including increased intensity or medical utilization as a result of the H1N1 flu, increased COBRA participation rates or otherwise; changes in membership mix to higher cost or lower-premium products or membership-adverse selection; changes in medical cost estimates due to the necessary extensive judgment that is used in the medical cost estimation process, the considerable variability inherent in such estimates, and the sensitivity of such estimates to changes in medical claims payment patterns and changes in medical cost trends; increases resulting from unfavorable changes in contracting or re-contracting with providers, and increased pharmacy costs); failure to achieve desired rate increases and/or profitable membership growth due to the slowing economy and/or significant competition, especially in key geographic markets where membership is concentrated; adverse changes in size, product mix or medical cost experience of membership; adverse pricing or funding actions by federal or state government payors; our ability to integrate, simplify, and enhance our existing information technology systems and platforms to keep pace with changing customer and regulatory needs; the ability to successfully integrate our businesses (including acquired businesses) and implement multiple strategic and operational initiatives simultaneously; managing CEO succession and retention of key executive talent; the ability to reduce administrative expenses while maintaining targeted levels of service and operating performance; the outcome of various litigation and regulatory matters, including litigation concerning, and ongoing reviews by various regulatory authorities of, certain of our payment practices with respect to out-of-network providers; reputational issues arising from data security breaches or other means; the ability to improve relations with providers while taking actions to reduce medical costs and/or expand the services we offer; increases in medical costs or Group Insurance claims resulting from any epidemics, acts of terrorism or other extreme events; and a downgrade in our financial ratings.  For more discussion of important risk factors that may materially affect Aetna, please see the risk factors contained in Aetna's 2009 Annual Report on Form 10-K (the “2009 Annual Report”) on file with the Securities and Exchange Commission (“SEC”).  You also should read the 2009 Annual Report for a discussion of Aetna's historical results of operations and financial condition.

The information in this Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) or otherwise subject to the liabilities of that Section, nor shall it be or be deemed to be incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, regardless of any general incorporation language in such filing.

Section 9 – Financial Statements and Exhibits

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is furnished herewith:

99.1	Press release of Aetna Inc. dated March 18, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aetna Inc.

Date: March 18, 2010	By:	/s/ Rajan Parmeswar
Name: Rajan Parmeswar
Title: Vice President, Controller and Chief Accounting Officer

Exhibit Number	Description

Exhibit 99.1	Press release of Aetna Inc. dated March 18, 2010.